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                                                                       Exhibit 5


                                  Ropes & Gray
                             One International Place
                              Boston, MA 02110-2624
                              Phone: (617) 951-7000
                               Fax: (617) 951-7050



                                  July 1, 2002



The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199

Ladies and Gentlemen:

         This opinion is being furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-86336) (the "REGISTRATION STATEMENT"), including the prospectus that is part of the Registration Statement (the "PROSPECTUS"), filed by The Gillette Company, a Delaware corporation (the "COMPANY"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Prospectus provides that it will be supplemented in the future by one or more supplements to such Prospectus (each, a "PROSPECTUS SUPPLEMENT"). The Prospectus, as supplemented by the various Prospectus Supplements, will provide for the issuance and sale by the Company of up to $1,500,000,000 aggregate principal amount of unsecured debt securities of the Company (the "DEBT SECURITIES"). The Debt Securities are to be issued pursuant to an Indenture dated as of April 11, 2002 (as amended and supplemented from time to time, the "INDENTURE") between the Company and Bank One, N.A., as trustee.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

         The opinions expressed herein are limited to matters governed by the laws of the State of New York.

         Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that when the Registration Statement has become effective under the Securities Act, the terms of the Debt Securities and of their issuance and sale have been duly authorized by the Board of Directors of the Company and duly established in accordance with the Indenture, and the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture against payment of the purchase price therefor and issued and sold as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplements, the Debt

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The Gillette Company                  -2-                          July 1, 2002

Securities will constitute the valid and binding obligations of the Company, subject to the qualifications set forth below.

         Our opinion that the Debt Securities will constitute the valid and binding obligations of the Company is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption "Legal Matters."


                                                     Sincerely,

                                                     /s/ ROPES & GRAY
                                                     ---------------------------
                                                     Ropes & Gray